EMPLOYMENT AGREEMENT

This Agreement is made this 15th day of December, 2005, by and between Western Reserve Bancorp., Inc., an Ohio corporation (the “Corporation”), and Edward J. McKeon (the “Employee”).

WHEREAS, the Board of Directors of the Corporation believes that the future services of the Employee in the capacity of President and Chief Executive Officer will be of great value to the Corporation;

WHEREAS, the Corporation and Employee have previously entered into employment agreements, the last being an Employment Agreement dated as of December 14, 2001; and

WHEREAS, the Corporation operates a wholly owned commercial banking subsidiary known as Western Reserve Bank, which is engaged in the general business of banking, (hereinafter the “Bank”); and

WHEREAS, the Employee is willing to continue in the employ of the Corporation and the Bank on a full-time basis for the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1. Term — Agreement to Serve

The Corporation hereby employs for itself, the Bank and or any additional subsidiaries (hereinafter sometimes collectively referred to as the “Corporation”), the services of Employee commencing as of the date first written above and ending October 1, 2010, and as may be extended as provided below (the “Employment Term”), subject to the rights of earlier termination hereinafter set forth, to perform the duties of President and Chief Executive Officer for the Corporation and the Bank. The Employment Term shall automatically be extended for an additional one year period, unless either the Corporation or the Employee, by written notice to the other, not less than six (6) months prior to the end of the Employment Term (a “notice of nonrenewal”), elects not to renew such term. The Employee hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Corporation well and faithfully and to devote his best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Employee will devote all of his time and attention — reasonable vacations, periods of illness and the like excepted — to the affairs of the Corporation.

2. Base Salary and Supplemental Benefits

Except as otherwise provided herein, as compensation for these services hereunder, the Corporation will pay to Employee, in installments and on dates in accordance with its normal payroll, during the period of his employment hereunder, a base salary at the aggregate rate of One Hundred Sixty-Two Thousand Dollars ($162,000) per year, subject to the right of the parties, by mutual agreement, to adjust such rate in respect of any future calendar year or years after the date hereof, (hereinafter referred to as “Base Pay”). It is the intent of the parties that the base salary set forth herein will be reviewed for the year 2006 after the Compensation Committee of the Corporation has conducted its annual review of Employee for the year ended December 31, 2005.

In addition the Corporation shall provide the following benefits (“Supplemental Benefits”) during the Employment Term and while Employee is in the active employment with the Corporation. Termination of employment of Employee at or prior to the end of the Employment Term as provided in paragraph 4 hereof, shall cause the immediate termination of these Supplemental Benefits.

(a)	Pay for and provide to the Employee for his exclusive use: (i) a full-sized automobile, the make and model of which shall be mutually agreed to between the Corporation and the Employee; and (ii) a cell phone and monthly cell phone service reasonably acceptable to Employee.

(b)	Provide $250,000 in term life insurance, payable to the beneficiary of Employee’s choice.

(c)	Provide five (5) weeks paid vacation annually.

(d)	Pay for and provide to Employee reasonable and customary disability insurance that shall provide Employee with a monthly disability insurance payment equal to not less than 60% of his monthly Base Pay in the event of disability.

(e)	Provide comprehensive health and medical insurance coverage at least comparable to that provided to other employees of the Corporation.

(f)	Reimburse fees and expenses incurred in connection with business of the Corporation or the Bank including fees for attendance at banking related conventions and similar items approved by the Board of Directors.

(g)	Provide for supplemental retirement benefits pursuant to the Supplemental Employee Retirement Plan adopted for the benefit of Employee on May 15, 2003.

3.	Bonus, Options and Continuation of Certain Health Insurance Benefits

(a)	Subject to the rules and regulations applicable thereto and during Employee’s active employment with the Corporation, the Corporation will provide for Employee’s participation in any incentive, employee benefit and health and welfare plans or programs administered by the Corporation or the Bank or under its direction, in each case subject to the terms and conditions of such plans.

(b)	The Corporation and Employee hereby acknowledge that options to purchase shares of the common stock of the Corporation (the “Options”) have been granted to Employee under the terms of a stock option grant agreement and second addendum to employment agreement dated as of October 22, 1998 (the “Second Addendum”) and the Employee agrees to abide by the terms of the Second Addendum and the terms of the Amended and Restated Western Reserve Bancorp, Inc. 1998 Stock Option Plan relative to the Options.

(c)	Upon the termination of the employment of Employee for any reason other than pursuant to paragraph 4(c) hereof [Cause], or paragraph 4(h) hereof [voluntarily by Employee], the Corporation will pay the COBRA premiums for continuation of healthcare benefits for Employee and his eligible dependents for so long as they are eligible. Thereafter the Corporation, at its option, shall either: (i) pay for and provide for the continuation of healthcare coverage comparable to that provided for other employees of the Corporation for Employee and his eligible dependents until October 1, 2010, or (ii) pay to the Employee a lump sum equal to the number of months between Employee’s termination of employment and October 1, 2010, times the then current COBRA charge for Employee and his eligible dependents for the prior month. In the event Employee becomes enrolled in another health care plan with comparable coverage, the obligation of the Corporation hereunder will cease. The obligations of the Corporation under the provisions hereof shall survive the termination of the employment of Employee and are enforceable by Employee and his eligible dependants against the Corporation.

4.	Termination of Employment

The employment of the Employee under the terms of this Agreement shall cease and terminate upon the occurrence of any of the following and Employee shall be entitled to the compensation provided for herein.

(a) Expiration of Term

On the last day of the Employment Term. In the event of a termination pursuant to this subparagraph, the Employee shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the last day of the Employment Term.

(b) Death

On the date of Employee’s death. In the event of the termination of employment by reason of death, Employee shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of death.

(c)	Termination by the Corporation with Cause

For Cause at any time by the Corporation. For purposes hereof, the term “Cause” shall mean: (i) removal by order of a regulatory agency having jurisdiction over the Corporation or the Bank, (ii) dishonesty or material inappropriate behavior, such as drunkenness or illegal harassment of employees; (iii) misappropriation of Corporation, Bank, or customer property, (iv) commission of a felony or crime of moral turpitude, or (v) the Employee’s willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Corporation gives notice thereof to the Employee; it being expressly understood that negligence or bad judgment shall not constitute “Cause” so long as such negligent act or omission shall be without intent of personal profit and is reasonably believed by the Employee to be in or not adverse to the best interests of the Corporation. In the event of a termination for Cause pursuant to this subparagraph the Employee shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of termination of Employee’s employment by the Corporation.

(d)	Disability

Upon receipt by the Employee of written notice from the Corporation that the Employee is unable, by reason of Disability, to continue the proper performance of his duties hereunder. For purposes of this Agreement, the Employee’s Disability shall mean that the Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits under disability insurance policies as provided under paragraph 2(d) hereof. In the event the benefits provided to Employee under such disability insurance policies do not provide to Employee a benefit level equal to at least sixty percent (60%) of his then current Base Pay (the “Minimum Disability Benefit”), the Corporation shall provide a direct supplemental cash payment to Executive so that the total of income replacement benefits under disability insurance policies together with such supplemental cash payments, provide a monthly income benefit to Employee equal to the Minimum Disability Benefit, though October 1, 2010. In the event of a termination of employment pursuant to this subparagraph the Employee shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of termination of Employee’s employment as determined by the Corporation.

(e)	Termination by the Corporation without Cause

At the election of the Corporation, at any time during the term of this Agreement without Cause. Upon such termination Employee shall not be entitled to any further compensation under paragraph 2 hereof, from and after the date of such election by the Corporation to terminate Employee’s employment without Cause, and in lieu thereof, Employee shall be entitled to receive compensation, if any, determined as follows.

i)	If at the date of such termination of employment without Cause by the Corporation Employee has not attained the age of 65, Employee shall receive, in a lump sum payment immediately upon termination of employment, two times his then current Base Pay.

ii)	If at the date of such termination of employment without Cause by the Corporation Employee has attained the age of 65, and the Corporation did not provide six months advance written notice of its election to terminate Employee without Cause, Employee shall receive, in a lump sum payment immediately upon termination of employment, one times his then current Base Pay.

iii)	If at the date of such termination of employment without Cause by the Corporation Employee has attained the age of 65, and the Corporation did provide six months advance written notice of its election to terminate Employee without Cause, Employee shall not receive any compensation.

(f) Termination in Connection with a Change in Control

i)	If during the term of this Agreement and after the date of a Change in Control, Employee is discharged without Cause or Employee resigns because he has: (1) been demoted, (2) had his compensation reduced, (3) had his principal place of employment transferred away from Medina County, Ohio or a county contiguous thereto, or (4) had his job title, status or responsibility materially reduced, then the Corporation shall make the Special Severance Payment provided for in subparagraph (iii) of this subparagraph 4(f), immediately upon Employee’s termination of employment.

ii)	If Employee is discharged by the Corporation other than for Cause and there is a Change in Control within twelve (12) months following the discharge, then the Corporation shall make a payment, equal to the Special Severance Payment less any amount paid to Employee pursuant to subparagraph 4(e) hereof, to Employee immediately upon the occurrence of the Change in Control.

iii)	The “Special Severance Payment” shall mean a special severance payment payable in a lump sum, equal to 2.99 times Employee’s then current Base Pay, provided however, that in the event the Change in Control occurs on or after October 1, 2010, the Special Severance Payment shall be equal to 1.0 times Employee’s then current Base Pay.

iv)	In the event Employee dies before collecting all amounts and benefits due under this subparagraph 4(f), any payments owing shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Employee and filed with the Corporation, and if not, then to the personal representative of the Employee. The payments and benefits provided for in this subparagraph 4(f) are in lieu of compensation, benefits or amounts the Employee might otherwise be entitled to hereunder or under the Corporation’s severance policy or otherwise payable by the Corporation by reason of termination of employment.

iv)	In the event the payments required under this Agreement, when added together with any other amounts required to be included by Employee under the provisions of the Internal Revenue Code of 1986, as amended, result in an “Excess Parachute Payment,” as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this agreement shall be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

vi)	Except as set forth in subparagraph 5(d) hereof, any subsequent employment by Employee shall not reduce the obligation of the Corporation to make the full payments and provide the full benefits specified herein. Employee shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

vii) A “Change in Control” shall have the meaning set forth on Exhibit A hereof.

(g) Additional Restriction on Distributions to Key Employees.

Notwithstanding the provisions of this Agreement providing for payment of benefits upon termination of employment, if at the time a benefit would otherwise be payable, Employee is a “specified employee” [as defined below], and the payment provided for would be deferred compensation with the meaning of Code section 409A, the distribution of the Employee’s benefit may not be made until six months after the date of the Employee’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of death of the Employee. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

For purposes of this subparagraph 4(g), a “specified employee” shall mean any Employee of the Company who is a “key employee” of the Company within the meaning of Code section 416(i). This shall include any Employee who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code).

The provisions of this subparagraph 4(g) have been adopted only in order to comply with the requirements added by Code section 409A. These provisions shall be interpreted and administered in a manner consistent with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A.

(h)	Voluntary termination by Employee.

Employee may voluntarily terminate his employment with the Corporation at anytime. In the event of Employee’s voluntary termination of employment he shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the last day of such employment.

5.	Covenant Not to Compete

(a)	Throughout the employment of Employee pursuant the terms of this Agreement and for a period of two years after termination of employment for any reason, Employee agrees that he will not, except on behalf of the Corporation or with the written consent of the Corporation,

(i)	engage in any business activity, directly or indirectly, on his own behalf or as a partner, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation, which is competitive with any activity in which the Corporation or any parent, subsidiary or affiliate of the Corporation is engaged at the time,

(ii)	allow the use of his name by or in connection with any business which is competitive with an activity in which the Corporation or any parent, subsidiary or affiliate of the Corporation is engaged, or

(iii)	offer employment to or employ, for himself or on behalf of any competitor of the Corporation or any parent, subsidiary or affiliate thereof, any person who at any time within the prior three years shall have been employed by the Corporation or any parent, subsidiary or affiliate of the Corporation.

(b)	The parties acknowledge that this paragraph 5 is fair and reasonable under the circumstances. It is the desire and intent of the parties that the provisions of this paragraph 5 shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of this paragraph 5 shall be adjudicated to be invalid or unenforceable, this paragraph 5 shall be deemed amended to

(i)	reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,

(ii)	delete therefrom the portion thus adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this paragraph 5 in the particular jurisdiction in which such adjudication is made.

(c)	During the term of Employee’s employment hereunder, the covenants contained in this paragraph 5 shall apply without regard to geographic location. Upon the termination of Employee’s employment, the covenants contained in this paragraph 5 shall be limited to Medina County, Ohio and contiguous counties.

(d)	Notwithstanding any other provision of this Agreement to the contrary, in the event of a violation of the restrictive covenants provided for herein by Employee all amounts otherwise owing to Employee by the Corporation shall be forfeited by Employee and the Corporation, in addition to any other remedy, shall be under no further obligation to Employee.

6.	Inventions, Discoveries and Improvements

The Employee hereby agrees to assign and transfer to the Corporation, its successors and assigns, his entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover or develop, either solely or jointly with others, during his employment hereunder and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation or any parent, subsidiary or affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Employee shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation his entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation.

7. Confidential Information

Employee shall not at any time, in any manner, while employed by the Corporation or thereafter, either directly or indirectly, except in the course of carrying out the Corporation’s business or as previously authorized in writing on behalf of the Corporation, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Corporation’s business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Corporation, without regard to whether any or all of such information would otherwise be deemed confidential or material.

8	Non-Assignability

(a)	Neither party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder provided that nothing herein shall prevent the Employee from designating one or more members of his family or a trust or trusts for the members of his family as a beneficiary or beneficiaries entitled to receive payments hereunder as heretofore specified.

(b)	Except as provided above, no title to any payments which shall become due and payable to the Employee, his personal representative or designated beneficiary under the provisions hereof, shall be vested in him or any of them until the actual payment thereof is made to such person by the Corporation in accordance with the provisions of this Agreement. Neither he nor any of them shall have the right or power to transfer, assign, anticipate or encumber any interest in any such payment, prior to the actual receipt thereof from the Corporation. Neither this Agreement, the Corporation nor any person’s rights hereunder shall be liable for the debt, contract or engagement of any of them. None of them shall be permitted to appoint any agent or attorney-in-fact and except as provided herein, to collect or receive his share of such payments or any part thereof unless permission to do so shall be specifically granted by the Corporation in writing. The Corporation, in the absence of such written permission, shall not in any manner recognize such appointment, transfer, assignment or encumbrance.

(c)	If the Employee or any personal representative or any designated beneficiary attempts to transfer, assign or encumber his interest in such payments, or any part thereof, prior to the payment or distribution thereof to him or her; or, if any transfer or seizure thereof is attempted to be made or brought through the operation of any bankruptcy or insolvency law, the right of the person taking such action or concerned therein or affected thereby, and who would, but for this provision, be entitled to receive such payments, or any part thereof, shall forthwith and ipso facto terminate, all rights bestowed on any such person being hereby, on the happening of any such event, expressly revoked; and the Corporation shall thereafter, in its absolute discretion, at such time or times as it deems proper, cause such part of such person’s theretofore existing share of such payments to be paid to such person or persons, including the Employee, or any parent, spouse or child of said person, as the Corporation, in its uncontrolled discretion, shall deem advisable; and the remainder of such payments, if any, may be distributed by the Corporation to the person or person who would have been entitled to receive the same if such person had died immediately prior to said attempted transfer, assignment or encumbrance, or attempted transfer or seizure by operation of law.

9.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any such successor shall be deemed substituted for the Corporation under the terms of this Agreement. As used in this Agreement, the term “successor” shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Corporation.

10. Entire Agreement

This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof, provided, however, that the provisions of the Second Addendum, other than paragraph 4 thereof, shall remain in full force and effect. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

11.	Authorization for Acts of Corporation

Any act, request, approval, consent or opinion of the Corporation hereunder shall be authorized, given or expressed by resolution of its Board of Directors.

12. Arbitration

Subject to the Corporation’s right to seek injunctive relief under paragraph 5 of this Agreement, in the event the parties are unable to resolve any issue, misunderstanding, disagreement or dispute after making a good faith effort to do so, the parties hereto agree to arbitrate any such issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties hereto. If after eight weeks they have been unable to agree upon one arbitrator, then either party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third arbitrator mutually agreeable to the two arbitrators. The arbitration shall occur in Medina, Ohio, or such other place as mutually agreed upon. Each party shall bear their own expenses in connection with such arbitration. Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.	Governing Law

This Agreement is executed and delivered in the State of Ohio and is intended to be interpreted, construed and enforced in accordance with the laws of such State.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by the Chairman of its Board of Directors, and the Employee has signed this Agreement, all as of the date and year first above written.

Western Reserve Bancorp, Inc.

By: /s/ P.M. Jones
P.M. Jones, Chairman, Board of Directors

/s/ Edward J. McKeon

Edward J. McKeon

Exhibit A

Change in Control Definition

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)	Change in Ownership. For purposes of this Agreement, a “change in the ownership” of the Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in subparagraph (d) hereof, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation (within the meaning of subparagraph (b) hereof. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Corporation occurs on the date that either –

(i)	Any one person, or more than one person acting as a group (as determined under subparagraph (d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35 percent or more of the total voting power of the stock of the Corporation; or

(ii)	a majority of members of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subparagraph (b)(i) or (ii) above, a change in the effective control of a Corporation will not have occurred.

(c)	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subparagraph(d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to —

(i)	A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (c)(iii).

For purposes of this subparagraph(c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)	Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning hereof.